Exhibit 99.1

Dane Exploration Inc. Enters into Asset Purchase Agreement

January 29, 2014 --- Vancouver, British Columbia --- Dane Exploration Inc. (the “Company”) (OTCBB: DANE) is pleased to announce that it has entered into entered into an asset purchase agreement (the “Agreement”) with Portus Holdings Inc. (“Portus”), Dane Acquisition Corp. (“Dane Sub”), a wholly owned subsidiary of the Company, and David Christie, the sole executive officer, director and principal shareholder of Dane.  Under the terms of the Asset Purchase Agreement, Portus has agreed to sell the assets that comprise its “Portus Cloud” business to Dane (the “Acquisition”) and, in consideration of which, Dane will issue 50,000,000 shares of its Common Stock to Portus.  In consideration of Portus selling its Portus Cloud business to Dane, David Christie has agreed to surrender for cancellation 49,800,000 shares of Common Stock held by him.

On closing of the Asset Purchase Agreement, Mr. Christie will resign as the Company’s sole executive officer and director of the Company and will be replaced by G. Dale Murray, II.

Closing of the Acquisition is subject to a number of conditions including, but not limited to, delivery of the Portus financial statements to the Company.  The closing of the Asset Purchase Agreement is expected to occur prior to February 12, 2014.

About the Portus Cloud Business

The Portus Cloud business is a multilingual, cloud based food and beverage service “portal” where customers will be able to manage an entire food and beverage service business or enterprise anywhere in the world, anytime and in any language.  Portus Cloud is intended to serve the food service management industry globally. Customers expected to utilize Portus Cloud include hospitals, nursing homes, long term care, restaurants, education facilities, military, hospitality, cruise lines, corporate dining and catering facility. Portus Cloud’s functionality and design allows the managers to effectively access the supply chain and effectively manage their business in any of these industries. It will enable the creation of recipes and menus, sourcing, costing and ordering the ingredients for proper preparation and presentation and where needed clinical feedback and in multiple languages.

For additional information please contact:

Dane Exploration Inc.
500 McLeod Trail East - #5178
Bellingham, Washington USA 98226
David Christie, CEO and President
Email: dchristie@daneexploration.com

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the Company’s ability to close the acquisition set out in the Asset Purchase Agreement. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.